Exhibit 99.1

16430 N. Scottsdale Road, Suite 450, Scottsdale, Arizona 85254 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA MERGER AGREEMENT WITH TOLMAR AMENDED
TO REFLECT HIGHER STOCK PRICE
— Tolmar Acquires Zila Senior Secured Notes —
Scottsdale, Arizona — July 28, 2009 — Zila, Inc. (Nasdaq: ZILA) today announced that its definitive merger agreement with Tolmar Holding, Inc., a privately held, pharmaceutical research, development, manufacturing and commercial operations company, has been amended today to reflect a higher price per share. Under the terms of the revised agreement, Tolmar will acquire, for cash, all of Zila’s common stock for $0.45 per share and preferred stock for $0.50 per share. Zila’s Board of Directors encouraged Tolmar to increase its offer from $0.38 per share of common stock to clearly demonstrate the superiority of its offer over another offer that was contingent upon acquiring Zila’s debt. The proposed merger transaction is subject to customary closing conditions, including approval by Zila’s stockholders, but is not subject to any financing contingency and is no longer dependent upon Tolmar acquiring Zila’s debt.
Zila also said it has received notice from Tolmar that it has purchased all of the Zila senior secured notes from the note holders. Zila was not involved in the decision by Tolmar to acquire the notes at this time. Also today, Tolmar and Zila entered into a forbearance agreement, which subject to certain conditions, prohibits Tolmar from accelerating such notes until November, notwithstanding Zila’s existing interest payment defaults.
David Bethune, Zila’s chairman and CEO, said, “The Zila Board of Directors has continued its efforts to secure the best possible outcome for our stockholders. In the coming days we expect to complete a proxy statement that will provide our stockholders with all the details of the proposed merger and how the voting process works.”
As part of the note purchase Tolmar acquired 435,084 shares of Zila stock, representing approximately 4% of the outstanding common stock, from the note holders with a proxy to vote it in favor of the merger. Zila intends to hold a special meeting of its stockholders as soon as practicable, and the parties anticipate that the proposed merger will close by September. Upon the completion of the proposed merger, Zila will no longer be a publicly traded company.
About Zila, Inc.
Zila, Inc., headquartered in Scottsdale, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. Zila manufactures and markets ViziLite® Plus with TBlue® (“ViziLite® Plus”), the company’s flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. The company’s products are marketed and sold in other international markets through the direct sales forces of third party distributors. Zila’s marketing programs reach most U.S. dental offices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond Zila’s control. Forward-looking statements include statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Zila’s stockholders to approve the proposed merger transaction; the failure of Zila or Tolmar to satisfy any other condition to the completion of the proposed merger transaction; and the risk that the transaction will be delayed. Additional factors that may affect future results are discussed in Zila’s Form 10-K for its fiscal year ended July 31, 2008 and Form 10-Q for the quarter ended April 30, 2009. Zila disclaims any obligation to update and/or revise statements contained in these materials based on new information or otherwise.
Additional Information Regarding the Merger
As previously announced on June 25, 2009, Zila entered into a definitive merger agreement with Tolmar. On July 2, 2009, Zila filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement relating to the proposed merger with Tolmar. Zila intends to file a definitive proxy statement and other relevant materials with the SEC in the near future. These materials will also be mailed to Zila’s stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND RELATED MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ZILA, TOLMAR AND THE PROPOSED MERGER TRANSACTION, AND STOCKHOLDERS SHOULD CAREFULLY CONSIDER THEM BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS IN CONNECTION WITH THE PROPOSED MERGER TRANSACTION. The proxy statement and related materials (when they become available), and any other documents filed by Zila with the SEC, may be obtained free of charge at the SEC’s web site, www.sec.gov. In addition, Zila’s stockholders may obtain free copies of the documents filed by Zila with the SEC by contacting the Company’s Vice President, General Counsel and Secretary at Zila, Inc., 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona 85254-1770, or by calling (602) 266-6700. This press release does not constitute an offer of any securities for sale or the solicitation of any proxy.
Zila, its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the company’s stockholders in favor of the proposed merger transaction. Information regarding Zila’s directors and executive officers and their respective interests in the proposed merger transaction (which may be different from those of Zila’s stockholders generally) is included in the proxy statements and Annual Reports on Form 10-K that Zila has previously filed with the SEC. When it becomes available, the definitive proxy statement relating to the proposed merger transaction will include information regarding all of Zila’s participants in the solicitation of proxies in favor of approving the merger. Stockholders of Zila can obtain free copies of these documents by using the contact information provided above.
For more information about Zila and its products, please visit www.zila.com.
Contact:
Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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